Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-160757) and Form S-8 (No. 333-156269) of Middlesex Water Company of our reports dated March 8, 2010, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appear in this Form 10-K.

/s/ ParenteBeard LLC
Reading, Pennsylvania
March 8, 2010